Exhibit 3.1

Form of

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
ISLE OF CAPRI CASINOS, INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware

Isle of Capri Casinos, Inc., a corporation organized and existing under the General Corporation Law of Delaware, does hereby certify as follows:

(1)           The name of the corporation is Isle of Capri Casinos, Inc.  The name under which it was originally incorporated was Kana Corporation.  The date of filing of its original Certificate of Incorporation was February 14, 1990.

(2)           This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation and its stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware.

(3)           This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation, as heretofore amended or supplemented.

(4)           The text of the Certificate of Incorporation, as heretofore amended or supplemented, is amended and restated in its entirety as follows:

FIRST:  The name of the corporation is Isle of Capri Casinos, Inc. (hereinafter in this Amended and Restated Certificate of Incorporation called the “Corporation”).

SECOND:  The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of the registered agent of the Corporation is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The aggregate number of shares the Corporation has authority to issue shall be 65,000,000 shares, of which 60,000,000 shares of the par value $.01 shall be designated as “Common Stock,” 3,000,000 shares of the par value $.01 shall be designated as “Class B Common Stock,” and 2,000,000 shares of the par value $.01 shall be designated as “Preferred Stock.”

Authority is hereby expressly granted to and vested in the Board of Directors of the Corporation to provide for the issue of the Preferred Stock in one or more series and in connection therewith to fix by resolutions providing for the issue of such series the number of shares to be included in such series and the designations and such voting powers, full or limited, or no voting powers, and such of the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series of the Preferred Stock, to the full extent now or hereafter permitted by the laws of the State of Delaware.  Without limiting the generality of the grant of authority contained in the preceding sentence, the Board of Directors is authorized to determine any or all of the following, and the shares of each series may vary from the shares of any other series in any or all of the following respects:

1.             The number of shares of such series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board of Directors providing for the issue of such series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;

2.             The dividend rights, if any, of such series, the dividend preferences, if any, as between such series and any other class or series of stock, whether and the extent to which shares of such series shall be entitled to participate in dividends with shares of any other series or class of stock, whether and the extent to which dividends on such series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

3.             The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such series may be redeemed, if redeemable;

4.             The rights of such series, and the preferences, if any, as between such series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether and the extent to which shares of any such series shall be entitled to participate in such event with any other class or series of stock;

5.             The voting powers, if any, in addition to the voting powers prescribed by law of shares of such series, and the terms of exercise of such voting powers;

6.             Whether shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock, or any other securities, and the terms and conditions, if any, applicable to such rights; and

7.             The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such series.

Authority is also hereby expressly granted to and vested in the Board of Directors of the Corporation to establish, by resolution adopted and filed in the manner provided by law, one or more series of Class B Common Stock and to fix the powers, preferences, rights and limitations of such class or series.

FIFTH:  The number of directors which shall constitute the whole Board of Directors of the Corporation shall be the number from time to time fixed by the Board of Directors but in no event shall be less than five or more than fifteen.

Any vacancy on the Board of Directors, including any such vacancy that results from an increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

SIXTH:  The Board of Directors shall have such powers as are permitted by the General Corporation Law of Delaware, including without limitation and without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the Bylaws of the Corporation; to fix and vary the amount to be reserved as working capital; to authorize and cause to be executed mortgages and liens upon all the property of the Corporation, or any part thereof; to determine the use and disposition of any surplus or net profits over and above the capital stock paid in; and to fix the times for the declaration and payment of dividends.

SEVENTH:  To the fullest extent permitted by the General Corporation Law of Delaware or any other law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EIGHTH:  The Corporation shall indemnify and advance expenses to each person who serves as an officer or director of the Corporation or a subsidiary of the Corporation and each person who serves or may have served at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise from any liability incurred as a result of such service to the fullest extent permitted by the General Corporation Law of Delaware as it may from time to time be amended, except with respect to an action commenced by such director or officer against the Corporation or by such director or officer as a derivative action by or in the right of the Corporation.  Each person who is or was an employee or agent of the Corporation and each officer or director who commences any action against the Corporation or a derivative action by or in the right of the Corporation may be similarly indemnified and receive an advance of expenses at the discretion of the Board of Directors.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Amended and Restated Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Amended and Restated Certificate of Incorporation or the laws of the State of Delaware.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Amended and Restated Certificate of Incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

NINTH:  No amendments to this Amended and Restated Certificate of Incorporation or repeal of any Article of this Amended and Restated Certificate of Incorporation shall increase the liability or alleged liability or reduce or limit the right to indemnification of any directors, officers or employees of the Corporation for acts or omissions of such person occurring prior to such amendment or repeal.

TENTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ELEVENTH:

11.1)        No person may become the Beneficial Owner of five percent (5%) or more of any class or series of the Corporation’s issued and outstanding Capital Stock unless such Person agrees in writing to: (i) provide to the Gaming Authorities information regarding such Person, including without limitation thereto, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by any Gaming Authority; (ii) respond to written or oral questions that may be propounded by any Gaming Authority; and (iii) consent to the performance of any background investigation that may be required by any Gaming Authority, including without limitation thereto, an investigation of any criminal record of such Person.

11.2)        Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation, but subject to the provisions of any resolution of the Board of Directors creating any series of Class B Common Stock or any class or series of Preferred Stock or any other class of stock which has a preference over Common Stock with regard to dividends or upon liquidation, outstanding shares of Capital Stock held by a Disqualified Holder shall be subject to redemption at any time by the Corporation by action of the Board of Directors.  The terms and conditions of each redemption shall be as follows:

(a)           The Redemption Price of such shares may be paid in cash, by promissory note, or both, as required by the applicable Gaming Authority and, if not so required, as the Board of Directors elects.

(b)           If less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors.

(c)           If the Board of Directors deems it necessary or advisable to redeem any shares of Capital Stock held by a Disqualified Holder, the Corporation shall give a notice of redemption to the Disqualified Holder which shall set forth the (i) Redemption Date, (ii) the number of shares of Capital Stock to be redeemed and (iii) the Redemption Price and the manner of payment therefor.

(d)           From and after the Redemption Date or such earlier date as mandated by a Gaming Authority or pertinent state or federal law, any and all rights of whatever nature which may be held by the Beneficial Owners of shares selected for redemption (including any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption.

(e)           Such redemption shall be upon such other terms and conditions as the Board of Directors shall determine.

11.3)        A Disqualified Holder shall indemnify and hold harmless the Corporation and its Affiliates for any and all losses, costs and expenses, including attorneys’ fees, incurred by the Corporation or its Affiliates as a result of, or arising out of, such Disqualified Holder’s ownership or control or failure to promptly divest itself of any shares of Capital Stock.

11.4)        Capitalized terms used in this Article ELEVENTH shall have the meanings provided below.

“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Act”).  The term “registrant” as used in said Rule 12b-2 shall mean the Corporation.

“Beneficial Owner” shall mean any Person who, singly or together with any of such person’s Affiliates or Associates, directly or indirectly, has “beneficial ownership” of Capital Stock (as determined pursuant to Rule 13d-3 of the Act).

“Capital Stock” shall mean Common Stock, Class B Common Stock, Preferred Stock, or any other class or series of stock of the Corporation.

“Disqualified Holder” shall mean any Beneficial Owner of shares of Capital Stock of the Corporation or any of its Subsidiaries, whose holding of shares of Capital Stock, when taken together with the holding of shares of Capital Stock by any other Beneficial Holder, may in the judgment of the Board of Directors, result in (i) the disapproval, modification, or non-renewal of any contract under which the Corporation or any Subsidiary has sole or shared authority to manage any gaming operations, or (ii) the loss or non-reinstatement of any license or franchise from any governmental agency held by the Corporation or any Subsidiary to conduct any portion of the business of the Corporation or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of Capital Stock meeting certain criteria.

“Gaming Authorities” shall mean state gaming authorities, the National Indian Gaming Commission, and any other tribal or governmental authority regulating any form of gaming that has jurisdiction over the Corporation or any Subsidiary.

“Person” shall mean any natural person, corporation, firm, partnership, association, government, governmental agency, or any other entity, whether acting in an individual, fiduciary, or any other capacity.

“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of Capital Stock of the Corporation pursuant to Section 11.2.

“Redemption Price”  shall mean the per share price for the redemption of any shares of Capital Stock to be redeemed pursuant to Section 11.2, which shall be (A) that price (if any) required to be paid by the applicable Gaming Authority or state or federal law, or (B) if no such price is required, that amount deemed reasonable by the Board of Directors (which may include, in the Corporation’s discretion, the original purchase price per share of the securities to be redeemed); provided, however, that the price per share represented by the Redemption Price shall in no event be in excess of (i) the closing sales price of the securities on the national securities exchange on which such shares are then listed on the date the Redemption Notice is delivered to the Disqualified Holder by the Corporation, or (ii) if the shares are not then so listed, then the mean between the representative bid and the ask price as quoted by any other generally recognized reporting system.

“Subsidiary” shall mean any company of which a majority of any class of equity security is beneficially owned by the Corporation.

TWELFTH:  Elections of directors need not be by written ballot unless and except to the extent that the Bylaws of the Corporation so provide.

THIRTEENTH:  Except as otherwise may be required by law or pursuant to the rights of any series of Preferred Stock or Class B Common Stock, special meetings of stockholders may only be called by (i) the Chairman of the Board of Directors, if there be one, (ii) the Vice Chairman of the Board of Directors, if there be one, (iii) the Chief Executive Officer, if there be one, (iv) the President or (v) the Board of Directors, and no special meeting of stockholders may be called by any other person or persons.

FOURTEENTH:  The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law of Delaware and all rights conferred on stockholders herein granted are subject to this reservation.

FIFTEENTH:

15.1)        Special Vote Requirement

(a)           The affirmative vote or consent of the holders of at least two-thirds of the voting power of the Corporation, voting as a single class, shall be required for (i) the adoption of any agreement providing for the merger or consolidation of the Corporation with or into any other corporation or entity, or similar transaction in which the shares of stock of the Corporation are exchanged for or changed into other stock or securities, cash and/or other property, (ii) the adoption of any agreement providing for the sale or lease of all or substantially all of the assets or property of the Corporation and its subsidiaries (taken as a whole), (iii) spin-off, split-up or extraordinary dividend to stockholders and (iv) the liquidation, dissolution or winding up of the Corporation. Such affirmative vote or consent shall be in addition to the votes or consents of the holders of stock of the Corporation otherwise required by law or any agreement between the Corporation and any national securities exchange.

(b)           This Section 15.1, and the terms and conditions contained herein, shall, without any action of any person or entity, automatically expire and be null and void and of no further effect upon the first to occur of (i) the Goldstein Family Group (as defined below) ceasing to hold Common Stock of the Corporation representing at least 22.5% of the Corporation’s outstanding Common Stock, not including any shares of Class B Common Stock or shares of Common Stock issued upon conversion of any Preferred Stock and (ii) the tenth anniversary of the Article 15 Effective Time (as defined below) (the time at which the first of the matters set forth in the foregoing clauses (i) and (ii) occurs is referred to herein as the “Supermajority Expiration Time”).

(c)           For purposes of this Amended and Restated Certificate of Incorporation, “Goldstein Family Group” means, collectively,  (i) Jeffrey D. Goldstein, (ii) Richard A. Goldstein, (iii) Robert S. Goldstein, (iv) GFIL Holdings, LLC, a Delaware limited liability company, (v) the spouse, child (including any person legally adopted before the age of five), or grandchild of any of Bernard Goldstein, Jeffrey D. Goldstein, Robert S. Goldstein and/or Richard A. Goldstein, and (vi) any entity in which all of the equity interests in and all of the beneficial interests of which are owned by a person or entity described in subparagraphs (i) through (v) above.

(d)           From the Article 15 Effective Time until the Supermajority Expiration Time, the Corporation shall not amend, modify or repeal this Section 15.1 unless such amendment, modification or repeal is approved by the affirmative vote or consent of the holders of at least two-thirds of the voting power of the Corporation, voting as a single class.

15.2)        Classes of Directors

(a)           The Board of Directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III.  Each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors of the Corporation.  The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes effective upon the filing with the Secretary of State of the Certificate of Amendment to this Amended and Restated Certificate of Incorporation that provides for the inclusion of this Article 15 in this Amended and Restated Certificate of Incorporation (the “Article 15 Effective Time”); provided, that each of Jeffrey D. Goldstein, Robert S. Goldstein and Richard A. Goldstein shall be in separate classes.  The terms of the initial Class I directors shall expire at the first annual meeting of stockholders to be held after the Article 15 Effective Time; the terms of the initial Class II directors shall expire at the second annual meeting of stockholders to be held after the Article 15 Effective Time; and the terms of the initial Class III directors shall expire at the third annual meeting of stockholders to be held after the Article 15 Effective Time.

(b)           At each annual meeting of stockholders, successors to the class of directors whose terms expire at that annual meeting shall be elected for a three-year term.

(c)           A director shall hold office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d)           From the Article 15 Effective Time until the Supermajority Expiration Time, the Corporation shall not amend, modify or repeal this Section 15.2 unless such amendment, modification or repeal is approved by the affirmative vote or consent of the holders of at least two-thirds of the voting power of the Corporation, voting as a single class.